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                                                                     Exhibit 4.8


                         UNITED DEFENSE INDUSTRIES, INC.
                          REGISTRATION RIGHTS AGREEMENT

                  THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as of November ___, 2001, by and between United Defense Industries, Inc., a Delaware corporation (the "Company"), and Iron Horse Investors, L.L.C., a Delaware limited liability company ("Iron Horse"), for the benefit of Iron Horse and the stockholders of the Company listed on Exhibit A hereto (the "Individual Stockholders" and, together with Iron Horse, the "Stockholders").

                                    RECITALS

                  WHEREAS, Iron Horse and the Individual Stockholders currently hold all of the issued and outstanding shares of the Common Stock (as defined below) of the Company; and

                  WHEREAS, the Stockholders and the Company desire to enter into this Agreement in consideration of the agreement of Iron Horse to amend certain existing agreements between the Company and Iron Horse for the purpose of providing certain registration rights of Iron Horse and the Individual Stockholders, as set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

SECTION 1. GENERAL

     1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

                  "Common Stock" means (i) the common stock, par value $0.01 per share, of the Company; and (ii) any other securities into which or for which such common stock of the Company may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Form S-1" means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC.

                  "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  "Holder" means (i) any person owning of record or having the right to acquire Registrable Securities on the date hereof that have not been sold to the public or (ii) any assignee of record of such Registrable Securities in accordance with Section 2.8 hereof.

                  "Holders of a Majority of the Registrable Securities" means any Holder or Holders of a majority of the total number of shares of the Company's Common Stock that are Registrable Securities then outstanding.


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                  "IPO" means the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

                  "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                  "Registrable Securities" means (i) the Common Stock; (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any shares of Common Stock; and (iii) any other shares of Common Stock now or hereafter owned or held by an Stockholder or its permitted successors and assigns. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor's rights under Section 2 of this Agreement are not assigned.

                  "Registration Expenses" means all expenses incurred by the Company in complying with Sections 2.1, 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for all of the Holders of Registrable Securities (selected by the Holders of a Majority of the Registrable Securities), blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

                  "Rule 144" means such rule promulgated by the SEC under the Securities Act as in effect on the date hereof, or any successor or similar rule under the Securities Act subsequently adopted by the SEC.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale.

SECTION 2. REGISTRATION

     2.1 Demand Registration.

          (a) Initiation. Subject to the conditions of this Section 2.1, if at any time after the IPO, the Company shall receive a written notice from the Holders of a Majority of the Registrable Securities (the "Initiating Holders") that the Company file a registration statement under the Securities Act covering the registration of such number of Registrable Securities having an aggregate offering price of at least two million dollars ($2,000,000), then the Company shall promptly give written notice (a "Demand Notice") of such request to all Holders, other than the Initiating Holders, and, subject to the limitations of this Section 2.1, shall effect, as soon as possible (and in any event within one hundred twenty (120) days of receipt of such request), the registration under the Securities Act of all Registrable Securities that the Initiating Holders request to be registered and all Registrable Securities that the Holders (other than the Initiating Holders) request to be included in such registration by written notice delivered to the Company within twenty (20) days of receipt of the Demand Notice. Any such registration

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shall, if requested by the Initiating Holders, provide for sale or distribution of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any successor rule).

          (b) Limitations. The Company shall not be required to effect a registration pursuant to Section 2.1(a) prior to one hundred eighty (180) days after the effective date of the registration statement pertaining to the IPO.

          (c) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities to be registered pursuant to this Section 2.1 or Section
2.3 covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 (or any request pursuant to Section 2.3) and the Company shall include such information in the written notice referred to in Section 2.1(a) or Section 2.3(a), as applicable. In such event, the right of any Holder to be included in a registration pursuant to this Section 2.1 or pursuant to Section 2.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten and advises the Holders of Registrable Securities in writing, the number of shares that may be included in the underwriting shall be allocated to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter at least twenty (20) days prior to the anticipated effective date of the registration statement.

          (d) Withdrawal. If, pursuant to the provisions of this Section 2.1, the Company attempts to register Registrable Securities and a majority in interest of the Holders of Registrable Securities that elect to include Registrable Securities in such registration subsequently withdraw from such offering, such withdrawal shall be effective with respect to all Holders requesting that Registrable Securities be included in such registration, and the Company shall no longer be obligated to effect such registration. Any registration so withdrawn shall not be deemed a demand registration pursuant to this Section 2.1.

     2.2 Piggyback Registrations.

          (a) Initiation. If at any time or from time to time subsequent to the IPO, the Company shall determine to file any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act), the Company shall promptly notify all Holders of Registrable Securities in writing, which notice shall specify the proposed offering price, the kind and number of securities proposed to be registered, the distribution arrangements and such other information that at the time would be appropriate to include in such notice, and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder on terms and conditions at least as favorable as those applicable to the securities to be sold by the Company and by any other person thereunder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within ten (10) days after the above-described notice from the Company, so notify the Company in writing and the Company shall use its best efforts to include such Registrable Securities in such registration. If a Holder decides not to include some or all of its

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Registrable Securities in any registration statement thereafter filed by the
Company or decides to withdraw its Registrable Securities from any underwriting or registration pursuant to Section 2.2(b), such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (b) Underwriting. If the registration statement under which the Company gives notice under this Section 2.2 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this
Section 2.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten and advises the Holders of Registrable Securities in writing, the number of shares that may be included will be limited to that number of shares that, in the opinion of such underwriter, should be included and the shares to be included in the underwriting shall be allocated, first, to the Company and, second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter at least twenty (20) days prior to the anticipated effective date of the registration statement.

          (c) Termination. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section
2.4 hereof.

          (d) Waiver. Any requirements of this Section 2.2 may be waived on behalf of all Holders by the Holders of a Majority of the Registrable Securities.

     2.3 Form S-3 Registrations.

          (a) Initiation. In case the Company shall receive a written notice from the Holders of a Majority of the Registrable Securities requesting that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders of a Majority, and the Company is a registrant entitled to use Form S-3 to register such Registrable Securities for such an offering, the Company will:

             (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

             (ii) as soon as possible, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities held by the Holders of a Majority as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company.

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          (b) Registration. Subject to the foregoing paragraph (a) of this
Section 2.3, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request of the Holders of a Majority of the Registrable Securities. Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registration or registrations effected pursuant to Section 2.1. Any such registration shall, if requested by the Holders of a Majority of the Registrable Securities, provide for sale or distribution of such Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any successor rule).

     2.4 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.1, Section 2.2 or Section 2.3 herein shall be borne by the Company; provided, however, that the Company shall have no further obligation to bear such Registration Expenses with respect to any registration effected pursuant to Section 2.1 or Section 2.3 after such time as the Company has effected a total of eight (8) such registrations pursuant to
Section 2.1 or Section 2.3. The Holders of the Registrable Securities registered in connection with any registrations hereunder shall bear, pro rata on the basis of the number of shares so registered, (i) all Selling Expenses applicable to Registrable Securities sold by Holders incurred in connection with any registrations hereunder; and (ii) all Registration Expenses applicable to Registrable Securities sold by Holders incurred in connection with any registration effected pursuant to Section 2.1 or Section 2.3 occurring after the satisfaction by the Company of its obligation to bear all such Registration Expenses in connection with eight (8) such registrations.

     2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall satisfy the following obligations as expeditiously as reasonably possible:

          (a) Prompt Registration. Prepare and file with the SEC a registration statement with respect to such Registrable Securities (as soon as possible and in any event with ninety (90) days of receipt of the applicable notice requesting such registration specified in Sections 2.1 and Section 2.3) and use its reasonable best efforts to cause such registration statement to become effective as soon as possible after the filing thereof, and, upon the request of any Holder of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that in the case of the registration of any Registrable Securities on Form S-3 that are intended to be offered on a delayed or continuous basis, such period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

          (b) Additional Filings. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

          (c) Prospectus. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Blue Sky Matters. Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be

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required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

          (f) Notice to Holders. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) Opinion and Comfort Letters. Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters,
(i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

          (h) NASD Filings. Cooperate and assist in any filings to be made with the National Association of Securities Dealers, Inc.

          (i) Exchange or Market Listing. Cause all such Registrable Securities to be (i) listed on each securities exchange on which similar securities issued by the Company are then listed; and (ii) authorized for trading on the NASDAQ National Market System if any similar securities issued by the Company are then so authorized.

     2.6 Furnishing Information. The Holder or Holders of Registrable Securities included in any registration pursuant to Section 2.1, 2.2 or Section 2.3 shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     2.7 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:

          (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, stockholders, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act,

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the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, stockholder, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating, preparing, or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs directly in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          (b) By the Holders. To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, in consideration of the Company's inclusion of such Registrable Securities, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs directly in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the offering received by such Holder.

          (c) Procedures. Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually reasonably satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to an indemnified party otherwise than under this Section 2.7.

          (d) Contribution. If the indemnification provided for in this Section
2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount

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paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

          (e) Survival of Obligations. The obligations of the Company and Holders under this Section 2.7 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this agreement. Under this Section 2.7, no indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

     2.8 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be transferred or assigned by a Holder of Registrable Securities to any transferee or assignee of Registrable Securities provided that such transfer includes at least 100,000 shares of Common Stock (to be equitably adjusted for stock splits, stock dividends, combinations of shares, reorganizations, recapitalizations or the like) or securities convertible into or exercisable or exchangeable for at least 100,000 shares of Common Stock (to be equitably adjusted for any stock splits, stock dividends, combinations of shares, reorganizations, recapitalizations or the like).

     2.9 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to satisfy the following obligations:

          (a) Current Information. Make and keep available current public information, as described in paragraph (c) of Rule 144, at all times after the effective date of the first registration filed by the Company for an offering of its equity securities to the general public;

          (b) Exchange Act Filings. File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

          (c) Certification. So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of paragraph
(c) of Rule 144 and of the Exchange Act (at any time after the Company has become subject to such reporting requirements) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as any Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

     2.10 Granting of Registration Rights. The Company shall not without the prior written consent of the Holders of a Majority of the Registrable Securities grant any rights to any person or entity to register any shares of capital stock or other securities of the Company if such rights would be superior to the rights of the Holders of Registrable Securities granted pursuant to this Agreement.

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     2.11 Market-Standoff Agreement. In connection with the IPO and upon request of the Company or the underwriters managing such offering of the Company's securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the IPO. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions of this Section 2.11)

SECTION 3. MISCELLANEOUS

     3.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

     3.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

     3.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a Holder of Registrable Securities from time to time.

     3.4 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     3.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     3.6 Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of (i) the Company; and (ii) the Holders of a Majority of the Registrable Securities. Notwithstanding any other provision contained in this Agreement, the obligations of the Company and the rights of any Holder under this Agreement may be waived with the written consent of the Holders of a Majority of the Registrable Securities.

     3.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder's part of any breach, default or noncompliance under the Agreement or any waiver on such Holder's part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

     3.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.8:

                  (A)      if to the Company:

                  United Defense Industries, Inc.
                  1525 Wilson Boulevard, Suite 700
                  Arlington, Virginia 22209
                  Attention:        David V. Kolovat
                  Facsimile:        (703) 312-6196

                  with copies to:

                  Latham & Watkins
                  555 Eleventh Street, N.W., Suite 1000
                  Washington, D.C. 20004
                  Attention:        Daniel T. Lennon
                  Facsimile:        (202) 637-2201

                  (B)      if to Iron Horse:

                  Iron Horse Investors, L.L.C.
                  c/o The Carlyle Group
                  1001 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20004
                  Attention:        Alan M. Holt
                  Facsimile:        (202) 347-9250

                  with a copy to:

                  Latham & Watkins
                  555 Eleventh Street, N.W., Suite 1000
                  Washington, D.C. 20004
                  Attention:        Daniel T. Lennon
                  Facsimile:        (202) 637-2201

          (C) if to the Individual Stockholders, to each of the addresses set forth on Exhibit A.

     3.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this REGISTRATION RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

                         THE COMPANY:

                         UNITED DEFENSE INDUSTRIES, INC.

                         By:
                         -----------------------------------------------
                         Name:
                         Title:


                         IRON HORSE:

                         IRON HORSE INVESTORS, L.L.C.

                         By: [TC Group III, L.P.,]
                             its [Managing Member]

                         By: TC Group III, L.L.C.,
                             its General Partner

                         By:
                         -----------------------------------------------
                         Name:
                         Title:

                                    EXHIBIT A

                             INDIVIDUAL STOCKHOLDERS



 Name of Stockholder                                 Notice Address
 -------------------                                 --------------

[Names of all Individual Stockholders]              [Addresses of all Individual Stockholders]



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